Exhibit 5

June 16, 2004

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

4,649,122 shares of Common Stock, $.10 par value

4,649,122 Preferred Stock Purchase Rights

Ladies and Gentlemen:

I have acted as counsel for Saks Incorporated (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,649,122 shares of common stock, $.10 par value (the “Registered Common Stock”), together with 4,649,122 Preferred Stock Purchase Rights of the Company (the “Registered Rights”) associated with the Registered Common Stock, to be issued under the Company’s 2004 Long-Term Incentive Plan (the “Plan”). The terms of the Registered Rights are set forth in the First Amended and Restated Rights Agreement, dated as of January 28, 2002 (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent.

I am familiar with the Plan, the Rights Agreement, and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of the Company’ corporate records. I have examined such questions of law and have satisfied myself to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based on the foregoing, I am of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Tennessee.

2.	The Board of Directors of the Company has duly adopted resolutions authorizing the issuance the Registered Common Stock as contemplated by the Registration Statement and the Plan.

Saks Incorporated

June 16, 2004

3.	The Registered Common Stock will be legally issued, fully paid, and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) certificates representing the Registered Common Stock shall have been duly executed, countersigned, and registered and duly delivered against receipt by the Company of the consideration (not less than the par value thereof), if any, provided in the Plan.

4.	The Registered Rights associated with the Registered Common Stock referred to in paragraph 2 will be legally issued when: (i) the Registered Rights have been duly issued in accordance with the terms of the Rights Agreement; and (ii) certificates representing the Registered Common Stock shall have been duly executed, countersigned, and registered and duly delivered against receipt by the Company of the consideration (not less than the par value thereof), if any, provided in the Plan.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Registered Common Stock or the associated Registered Rights.

This opinion letter is limited to the Tennessee Business Corporation Act.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules of the Commission.

Very truly yours,

/S/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President and General Counsel